Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 521-4344		(973) 428-2098

Brainerd Communicators
Brad Edwards or
Jonathan Schaffer
(212) 986-6667
Friday, June 29, 2007
EMERSON RADIO CORP. REPORTS FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS
PARSIPPANY, N.J. — June 29, 2007 — Emerson Radio Corp. (AMEX:MSN) today reported financial results for its fourth quarter and fiscal year ended March 31, 2007.
Net revenues for the fiscal year ended March 31, 2007, increased 21.6% to $284.4 million compared to $233.8 million last year, driven by strong sales of Emerson® branded products including the Company’s iPod accessories line and housewares category. Net income from continuing operations amounted to $3.5 million, or $0.13 per diluted share in fiscal 2007, compared to $3.7 million, or $0.13 per diluted share last year. In fiscal 2006, the Company reported a gain on the sale of its interest in Sport Supply Group, which was subsequently accounted for as discounted operations.
Net revenues for the fourth quarter of fiscal 2007 were $40.2 million, compared to $41.1 million during the same period last year. Revenue growth from branded products was offset in the period by lower sales of the Company’s traditional audio products and the phase-out of its license agreement for Nickelodeon® themed products.
Net loss for the fourth quarter of fiscal 2007 was $4.6 million, or $0.17 per diluted share, compared to net income of $0.9 million, or $0.02 per diluted share, in the prior year period. The Company’s operating loss for this year’s final quarter was $5.2 million, compared to $1.2 million during the same period last year. In addition to the impact of lower revenues in the quarter, the increased operating loss was a result of the following: (i) an inventory adjustment of $2.2 million due to the non-renewal of the Company’s themed product license with Nickelodeon®; (ii) a severance payment of $400,000; (iii) legal and related costs of $300,000 associated with the review by the Audit Committee in the third fiscal quarter of certain transactions and internal controls; (iv) accrued vacation costs of $300,000, and (v) a write-off of costs totaling $150,000 associated with a proposed transaction that was not consummated.
Mr. Eduard Will, Emerson Radio Corp. President — North American Operations, commented, “Fiscal 2007 was a strong year for Emerson, highlighted by 22% revenue growth as our branded products, particularly in housewares and iPod® accessories, gained momentum. Within the housewares category, we are now the second largest supplier of microwaves in the United States through our network of top mass merchandisers and other retail partners, and we are building on this strength with newer lines of housewares products including wine coolers that are showing early success. In the audio category, sales of our iPod® accessories demonstrated solid growth, and we expanded our product portfolio through our non-exclusive license to produce and sell HD Radio digital audio receivers.
“In fiscal 2008, technology-driven consumer electronics advances should continue to fuel opportunity for Emerson to leverage its strong distribution network and key retail relationships to broaden its product lines and drive sales,” continued Mr. Will. “Key opportunities are expected to include small appliances; the launch of our HD Radio digital audio receivers in North America during the new fiscal year; expansion into the flat panel television market; and new licensing agreements for traditional audio products, including Mattel Barbie™.

About Emerson Radio Corporation
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to obtain a waiver from its lender and its ability to maintain its AMEX listing. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON REPORTS/4
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended March 31		Three Months Ended March 31
	2007	2006	2007	2006
Net revenues
Net revenues	$284,166	$233,843	$39,998	$41,106
Net revenues-related party	233	—	233	—

	284,399	233,843	40,231	41,106

Costs and expenses:
Cost of sales	215,175	204,010	37,255	36,433
Cost of sales-related party	32,890	—	(200)	—
Other operating costs and expenses	6,492	6,145	2,137	1,482
Selling, general and administrative expenses	22,269	19,097	6,061	4,287
Acquisition Costs	190	48	169	48
Non-cash compensation	192	374	54	114

	277,208	229,674	45,476	42,364

Operating income (loss)	7,191	4,169	(5,245)	(1,258)

Interest expense (income)	692	785	128	(191)
Interest income-related party	(638)	—	(638)	—

Income (loss) before income taxes and discontinued operations	7,137	3,384	(4,735)	(1,067)
Provision (benefit) for income taxes	3,679	(328)	(113)	(1,966)

Income (loss) from continuing operations	3,458	3,712	(4,622)	899
Income from discontinued operations, net of tax	—	12,918	—	—

Net income (loss)	$3,458	$16,630	$(4,622)	$899

Basic net income (loss) per share
Continuing operations	$0.13	$0.13	$(0.17)	$0.02
Discontinued operations	—	0.48	—	—

	$0.13	$0.61	$(0.17)	$0.02

Diluted net income (loss) per share
Continuing operations	$0.13	$0.13	$(0.17)	$0.02
Discontinued operations	—	0.48	—	—

	$0.13	$0.61	$(0.17)	$0.02

Weighted average shares outstanding
Basic	27,087	27,079	27,110	27,048
Diluted	27,127	27,172	27,110	27,131

EMERSON REPORTS/5
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2007	2006
Cash and cash equivalents (includes cash securing bank loans of $3,000)	$4,851	$20,517
Accounts receivable	19,375	18,996
Due from affiliates	24,690	—
Inventory	32,463	33,003
Deferred tax assets	5,737	4,350
Other current assets	4,912	5,121
Total current assets	92,028	81,987
Property and equipment	2,492	2,500
Other assets	4,888	8,015

Total assets	$99,408	$92,502

Current liabilities of continuing operations	$24,845	$21,772
Long-term borrowings	651	575
Other long term debt	25	—
Stockholders’ equity	73,887	70,155

Total liabilities and equity	$99,408	$92,502